Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Zion Oil & Gas, Inc.:

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Zion Oil & Gas, Inc. of our report dated April 15, 2005 (except for the first paragraph in Note 1B as to which the date is July 26, 2006) relating to our audits of the financial statements, which appear in the Annual Report on Form 10-KSB of Zion Oil & Gas, Inc. for the year ended December 31, 2006.

We also consent to the reference to our firm under the caption "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Lane Gorman Trubitt, L.L.P.

Dallas, Texas

January 31, 2008